Exhibit 99.1

Axsome Therapeutics Announces the Promotion of Mark Jacobson to Chief Operating Officer

NEW YORK, March 5, 2020 (Globe Newswire) – Axsome Therapeutics, Inc. (NASDAQ: AXSM), a clinical-stage biopharmaceutical company developing novel therapies for the management of central nervous system (CNS) disorders, today announced the appointment of Mark Jacobson as Chief Operating Officer. In this new role, Mr. Jacobson will oversee the day-to-day operations of the company, including aspects of research and development, manufacturing, program management, and corporate development.

“I am delighted to announce the promotion of Mark which recognizes his exceptional leadership and results-oriented approach, making him the ideal person to lead operations for Axsome through what we believe to be a transformational time,” said Herriot Tabuteau, MD, Chief Executive Officer of Axsome. “Since joining Axsome as its second employee, Mark has been instrumental in the rapid growth of the company and the achievement of multiple important corporate milestones. Today's announcement reflects the continued expansion of our organization as we evolve into a premier, fully integrated biopharmaceutical company developing and commercializing differentiated medicines for patients living with serious and difficult-to-treat CNS disorders.”

Mr. Jacobson has been a member of the Axsome team since April 2014, and has served as our Senior Vice President, Operations since September 2017. Prior to joining Axsome, he was Director of Corporate Development at Stemline Therapeutics, Inc., where his responsibilities covered corporate operations, investor relations, public relations, and intellectual property. Mr. Jacobson began his career in healthcare communications at Publicis Healthcare Communications Group. Mr. Jacobson earned a Master of Arts in Biotechnology from Columbia University and a Bachelor of Science in Biology from Iowa State University.

About Axsome Therapeutics, Inc.

Axsome Therapeutics, Inc. is a clinical-stage biopharmaceutical company developing novel therapies for the management of central nervous system (CNS) disorders for which there are limited treatment options. Axsome’s core CNS product candidate portfolio includes five clinical-stage candidates, AXS-05, AXS-07, AXS-09, AXS-12, and AXS-14. AXS-05 is currently in a Phase 3 trial in treatment resistant depression (TRD), a Phase 2/3 trial in agitation associated with Alzheimer’s disease (AD), and is being developed for major depressive disorder (MDD). AXS-05 is also being developed for smoking cessation treatment. AXS-07 is currently in a Phase 3 trial for the acute treatment of migraine. AXS-12 is being developed for the treatment of narcolepsy. AXS-14 is being developed for the treatment of fibromyalgia. AXS-05, AXS-07, AXS-09, AXS-12, and AXS-14 are investigational drug products not approved by the FDA. For more information, please visit the Company’s website at axsome.com. The Company may occasionally disseminate material, nonpublic information on the company website.

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements”. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. In particular, the Company’s statements regarding trends and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the success, timing and cost of our ongoing clinical trials and anticipated clinical trials for our current product candidates, including statements regarding the timing of initiation, pace of enrollment and completion of the trials (including our ability to fully fund our disclosed clinical trials, which assumes no material changes to our currently projected expenses), futility analyses and receipt of interim results, which are not necessarily indicative of the final results of our ongoing clinical trials, and the number or type of studies or nature of results necessary to support the filing of a new drug application (“NDA”) for any of our current product candidates; our ability to fund additional clinical trials to continue the advancement of our product candidates; the timing of and our ability to obtain and maintain U.S. Food and Drug Administration (“FDA”) or other regulatory authority approval of, or other action with respect to, our product candidates (including, but not limited to, FDA’s agreement with the Company’s plan to discontinue the bupropion treatment arm of the ADVANCE-1 study in accordance with the independent data monitoring committee’s recommendations); the potential for the MOMENTUM clinical trial to provide a basis for approval of AXS-07 for the acute treatment of migraine in adults with or without aura, pursuant to our special protocol assessment; the potential for the ASCEND clinical trial, combined with the GEMINI clinical trial results, to provide a basis for approval of AXS-05 for the treatment of major depressive disorder and accelerate its development timeline and commercial path to patients; the Company’s ability to successfully defend its intellectual property or obtain the necessary licenses at a cost acceptable to the Company, if at all; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company’s license agreements; the acceptance by the market of the Company’s product candidates, if approved; the Company’s anticipated capital requirements, including the Company’s anticipated cash runway; and other factors, including general economic conditions and regulatory developments, not within the Company’s control. The factors discussed herein could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance.

Axsome Contact:

Mark Jacobson
Chief Operating Officer
Axsome Therapeutics, Inc.
200 Broadway, 3rd Floor
New York, NY 10038
Tel: 212-332-3243
Email: mjacobson@axsome.com

www.axsome.com